Exhibit 10.2
MODIFICATION TO COMPENSATION ARRANGEMENT FOR PATTI HOFFMAN
Effective April 11, 2011, the employment status of Patti Hoffman, Executive Vice President, Global Human Resources of Harris Interactive Inc. was changed from full-time to part-time. As a result of this change, Ms. Hoffman’s annual salary was reduced from $225,000 to $135,000.